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                                                                                     EXHIBIT 11

                           VALERO ENERGY CORPORATION AND SUBSIDIARIES

                                COMPUTATION OF EARNINGS PER SHARE
                        (Thousands of Dollars, Except Per Share Amounts)

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                                                                   Year Ending December 31,
                                                              1993           1992           1991


COMPUTATION OF EARNINGS PER SHARE
 ASSUMING NO DILUTION:
   Net income. . . . . . . . . . . . . . . . . . . . .    $    36,424    $    83,919    $    98,667
   Less:  Preferred stock dividend requirements. . . .         (1,262)        (1,475)        (6,044)
   Net income applicable to common stock . . . . . . .    $    35,162    $    82,444    $    92,623

   Weighted average number of shares of common
     stock outstanding . . . . . . . . . . . . . . . .     43,098,808     42,577,368     40,570,798

   Earnings per share assuming no dilution . . . . . .    $       .82    $      1.94    $      2.28

COMPUTATION OF EARNINGS PER SHARE
 ASSUMING FULL DILUTION:
     Net income. . . . . . . . . . . . . . . . . . . .    $    36,424    $    83,919    $    98,667
     Less:  Preferred stock dividend requirements. . .         (1,262)        (1,475)        (6,044)
     Net income applicable to common stock
       assuming full dilution. . . . . . . . . . . . .    $    35,162    $    82,444    $    92,623

     Weighted average number of shares of common
       stock outstanding . . . . . . . . . . . . . . .     43,098,808     42,577,368     40,570,798
     Weighted average common stock equivalents
       applicable to stock options . . . . . . . . . .         67,017        144,469        205,561

     Weighted average shares used for computation. . .     43,165,825     42,721,837     40,776,359

     Earnings per share assuming full dilution (a) . .    $       .81    $      1.93    $      2.27

(a) This calculation is submitted in accordance with paragraph
    601(b)(11) of Regulation S-K although it is not required by APB Opinion No. 15 because it results in dilution of less than 3%.
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